Exhibot 99.1

[Oneok Logo] ONEOK		News

August 19, 2003	Analyst Contact:	Weldon Watson
918-588-7158
	Media Contact:	Lori Webster
913-319-8609

ONEOK Kansas Gas Service Division reaches stipulated rate

settlement of $45 million

Tulsa, Okla.—ONEOK, Inc., (NYSE:OKE) announced today that its Kansas Gas Service Company division has negotiated a $45 million stipulated settlement agreement with the staff of the Kansas Corporation Commission, Citizens’ Utility Ratepayer Board and all intervenors in the rate case.

Details of the settlement on the rate increase were presented to the KCC Commissioners during a hearing on Tuesday at the KCC offices in Topeka.

“First of all,” said Phyllis Worley, president of Kansas Gas Service, headquartered in Overland Park, “I’d like to commend the KCC Staff and CURB for their efforts in reaching an agreement. “In addition, I sincerely convey my appreciation for the wisdom of the Commission for ensuring that the stipulated settlement is both reasonable for customers and viable for our company. The strength of our relationship with the Commission is evident in concluding a case of this magnitude.

“Our customers and shareholders depend on KGS to provide them with safe, reliable natural gas,” she said.

“It’s been seven years since we had a rate increase and yet the company has continued to do more with less. Even though our cost of doing business has risen, we have continued to provide high-quality customer service and invested millions of dollars to improve our pipeline and facilities network.”

Upon a Commission order, new residential and commercial rates will go into effect. It is estimated that the average residential customer will see their bills increase about $5 a month. This increase is reflected in monthly service and volumetric delivery charges and does not affect the cost of gas. KGS does not make a profit on the gas sold to customers. As part of the settlement, KGS has agreed not to return for a rate increase before May 15, 2006.

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ONEOK, Inc.

ONEOK KGS reaches stipulated rate settlement

August 19, 2003

KGS, the largest natural gas distribution company in Kansas, originally requested a $76 million rate increase to cover higher operating costs including health care coverage, wages, materials and supplies. Capital improvements include re-piping mobile home parks, installing automated meter reading and improvements to facilities throughout the state.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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